Exhibit 10.105

HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED UNITS
(Director)
Pursuant to the terms and conditions of the Holly Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”), and the associated Restricted Unit Agreement which has been made separately available to you (your “Agreement”), you are hereby issued Units subject to certain restrictions thereon and under the conditions set forth in this Notice of Grant of Restricted Units (the “Notice”), in the Agreement, and in the Plan (the “Restricted Units”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or your Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Units by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hollyfrontier.com or 214.954.6530.
Grantee:        ____________
Date of Grant:        ____________ (the “Date of Grant”)
Number of Units:    __________

Vesting Schedule:
The restrictions on all of the Restricted Units granted pursuant to the Agreement will expire and the Restricted Units will become transferable and non-forfeitable on December 1, 2016; provided, that you remain a member of the Board continuously from the Date of Grant through such date.

Except as otherwise provided in Section 6 of your Agreement, all Restricted Units that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to Holly Logistic Services, L.L.C. (the “Company”) in the event you cease to be a member of the Board.
Vesting of the Units will be included in your income in an amount equal to the closing price of the Units on the date of vesting (or if such day is not a business day, the last preceding business day). By accepting the Restricted Units you acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, Holly Energy Partners, L.P. or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Units on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Restricted Units, (c) in accepting the Restricted Units you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you. By accepting the Restricted Units you release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown,

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Exhibit 10.105

on account of, arising out of, or in any way related to the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Restricted Units.
Furthermore, you understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Units for which the restrictions have not lapsed. This election must be filed no later than 30 days after Date of Grant set forth in this Notice of Grant of Restricted Units. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Units and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.
Holly Logistic Services, L.L.C.

Michael C. Jennings, Chief Executive Officer

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Exhibit 10.105

Appendix A

A-1
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